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                                                    12

Part II   OTHER INFORMATION

   6 (a) - Exhibits

   Exhibit 11 - Computation of per share earnings


                                   Three Months Ended    Six Months Ended
                                        July 31               July 31

                                        1994      1993        1994      1993
                                     (c>
   Earnings per Common & Common Equivalent Share:

   Net Earnings                      $71,351   $44,960    $123,104   $74,408

   Weighted Average Shares
        Outstanding                  152,436   146,931     150,277   146,582
   Dilutive Effect of Common
        Stock Equivalents                140       374         140       370
   Weighted Average Shares,
        as Adjusted                  152,576   147,305     150,417   146,952

   Earnings per Common &
        Common Equivalent Share        $0.47     $0.31       $0.82     $0.51


   Earnings per Common Share - Assuming Full Dilution:

   Net Earnings                      $71,351   $44,960    $123,104   $74,408
   Interest (After Taxes) on
        Convertible Debt               1,913       164       3,824       164

   Net Earnings, as Adjusted         $73,264   $45,124    $126,928   $74,572

   Weighted Average Shares
        Outstanding                  152,436   146,931     150,277   146,582
   Dilutive Effect of Common
        Stock Equivalents                140       366         140       364
   Shares Added if All Debt
        Converted                     11,003     1,196      11,003       608

   Weighted Average Shares,
        as Adjusted                  163,579   148,493     161,420   147,554

   Earnings per Common Share
        - Assuming Full Dilution       $0.45     $0.30       $0.79     $0.51

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